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                                                                    EXHIBIT 99.1


                                             NEWS RELEASE

INVESTOR/PRESS CONTACTS:
Sue Hale, NETRIX Corporation, (703) 793-2016
Bill Schlosser, Media Tech, (256) 852-8111



                      NETRIX COMPLETES PRIVATE PLACEMENT
     Investment in Voice over IP Marketing and Product Development Slated

       HERNDON, VA - April 27, 1998 - NETRIX Corporation (NASDAQ: NTRX) today announced that it received net proceeds of $2,078,125 in a private placement. In connection with the placement, the Company sold and issued 1,750,000 shares of common stock at a price of $1.25 per share, and issued warrants for an additional 140,000 shares of common stock at $1.75 per share. The shares are not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an exemption from registration requirements; the Company has agreed to file a registration statement with respect to these shares.

       The proceeds from the placement will be used for working capital and other general corporate purposes, including financing the Company's growth through further investment into marketing and product development of its Voice over IP gateway, the Network Exchange 2210 with Vodex software.

       According to NETRIX President and CEO Lynn Chapman, "This infusion of cash allows us to continue to focus on further penetration of the Voice over Data market."

       This press release contains forward-looking statements that involve a number of risks and uncertainties. Readers are cautioned that all forward-looking statements are subject to risks and uncertainties, including, without limitation, the timing of new announcements or introductions by the Company and its competitors, the hiring and retention of key employees, competitive pricing pressures, the manufacturing of products, the need for capital, dependence on third parties for manufacturing,
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components and products, general economic conditions in the United States and international markets, and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.